Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER’S COMMENTARY
FISCAL YEAR 2015
SECOND QUARTER ENDED AUGUST 2, 2014

Consolidated Results

Second Quarter

Sales

Second quarter net sales increased 7.1% to $615 million in Fiscal 2015 from $575 million in the second quarter of Fiscal 2014. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company’s direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Sales
	2nd Qtr	2nd Qtr
Same Store Sales:	FY15	FY14
Journeys Group	5%	(1)%
Schuh Group	(1)%	(8)%
Lids Sports Group	(3)%	(4)%
Johnston & Murphy Group	2%	6%
Total Genesco	1%	(3)%

	2nd Qtr	2nd Qtr
Comparable Direct Sales:	FY15	FY14
Journeys Group	31%	21%
Schuh Group	14%	(1)%
Lids Sports Group	10%	25%
Johnston & Murphy Group	2%	12%
Total Genesco	13%	11%

	2nd Qtr	2nd Qtr
Same Store and Comparable Direct Sales:	FY15	FY14
Journeys Group	5%	(1)%
Schuh Group	1%	(7)%
Lids Sports Group	(2)%	(3)%
Johnston & Murphy Group	2%	7%
Total Genesco	2%	(2)%

Through August 23, 2014, same store sales for August increased 4% and direct sales increased 10% on a comparable basis; and combined comparable sales increased 4%.

Exhibit 99.2

Gross Margin

Second quarter gross margin was 49.0% this year compared with 49.2% last year, primarily reflecting lower gross margins in Schuh, Lids, and Johnston & Murphy.

SG&A

Selling and administrative expense for the second quarter decreased to 47.2% of sales from 47.7% for the same period last year. Included in expenses this quarter is $2.2 million, or $0.09 per diluted share, in expense related to deferred purchase price in the Schuh acquisition. The remaining deferred purchase price payment of £10 million is due in June 2015 if the payees remain employed until the payment date. A deferred purchase price payment of £15 million was paid in June 2014. As we have discussed before, because of the retention feature, U.S. GAAP requires deferred purchase price payments to be expensed as compensation. This is a non-cash expense until the payment conditions are satisfied. Last year, expenses in the quarter included $2.8 million or $0.12 per diluted share of deferred purchase price. Last year’s expenses also reflected a gain of $5.9 million, or $0.16 per diluted share, recognized in connection with a change to the accounting treatment of “banked” bonuses under the Company’s EVA Incentive Plan. During the first quarter of this year, an amendment to the EVA Incentive Plan had the result of restoring the accounting treatment of banked bonuses that had been in effect prior to the accounting change last year. With the Plan amendment, the Company recorded a one-time charge of $5.7 million in the first quarter this year, representing the total of all “banked” bonuses as of the date of the amendment. Consequently, SG&A expense for the second quarter this year does not include any amortization of banked bonuses. Excluding the deferred purchase price expense from both periods and the effects of the bonus-related accounting change from last year, and additional expenses related to the lease termination, from last year (collectively, the “Excluded Items”), SG&A as a percent of sales increased to 46.8% from 45.4% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Also included in second quarter SG&A expense, but not eliminated from the adjusted expense, is $3.2 million, or $0.11 per diluted share, this year, and $2.3 million, or $0.07 per diluted share, last year, related to a contingent bonus payment provided for in the Schuh acquisition. The purchase agreement calls for a total payment of up to £28 million including payroll taxes to members of the Schuh management group payable in Fiscal 2016 if they have achieved certain earnings targets above the planned earnings on which we based our acquisition valuation. As we have discussed previously, there will be quarterly accruals for a portion of this payment, reflecting an estimate of the probability, based on Schuh’s performance, that it will be earned. We anticipate that the contingent bonus will be fully accrued by the end of the current fiscal year.

Asset Impairment and Other Items

The asset impairment and other charge of $1.4 million for the second quarter of Fiscal 2015 included network intrusion expenses of $0.6 million, $0.6 million for other legal matters, and asset impairments of $0.4 million, partially offset by a $0.2 million gain for a lease termination. Last year’s second quarter asset impairment and other gain of $7.1 million included an $8.3 million gain on a lease termination, partially offset by a $0.5 million charge for other legal matters, a $0.5 million charge for network intrusion expenses and a $0.2 million charge for asset impairments.

Exhibit 99.2

Operating Income

Genesco’s operating income for the second quarter was $10.1 million this year compared with $15.5 million last year. Adjusted for the Excluded Items and Asset Impairment and Other Items discussed above in both periods, operating income for the second quarter was $13.7 million this year compared with $22.1 million last year. Adjusted operating margin was 2.2% of sales in the second quarter this year and 3.8% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Interest Expense

Net interest expense for the quarter was $0.8 million, compared with $1.1 million for the same period last year.

Pretax Earnings

Pretax earnings for the quarter were $9.3 million this year and $14.4 million last year. Adjusted for the Excluded Items and Asset and Impairment and Other Items in both years, pretax earnings for the quarter were $13.0 million this year compared to $20.9 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Taxes

The effective tax rate for the quarter was 48.7% this year compared to 41.2% last year. The adjusted tax rate, reflecting the exclusion of the Excluded Items and Asset Impairment and Other Items, was 38.1% this year compared to 37.0 % last year. The adjusted tax rate excludes tax related to the Alternative Minimum Tax for prior years in Puerto Rico, which increases the effective tax rate on a GAAP basis.

Earnings From Continuing Operations After Taxes

Earnings from continuing operations were $4.8 million, or $0.20 per diluted share, in the second quarter this year, compared to earnings of $8.5 million, or $0.36 per diluted share, in the second quarter last year. Adjusted for the Excluded Items and Asset Impairment and Other Items in both periods, second quarter earnings from continuing operations were $8.0 million, or $0.34 per diluted share this year, compared with $13.2 million, or $0.56 per diluted share, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Segment Results

Lids Sports Group

Lids Sports Group’s sales for the second quarter increased 3.6% to $199 million from $192 million last year.

Same store sales for the quarter decreased 3% this year compared to 4% last year. Comparable direct sales increased 10% compared to 25% last year. Comparable sales, including both same store and comparable direct sales, decreased 2% this year compared to 3% last year. Through August 23, 2014, same store sales for August increased 3%; e-commerce sales increased 2%; and combined comparable sales increased 3%.

Exhibit 99.2

The Group’s gross margin as a percent of sales decreased 40 basis points due primarily to increased promotional activity and increased shipping and warehouse expense. SG&A expense as a percent of sales increased 200 basis points from 45.2% to 47.2%, due primarily to negative leverage from negative comparable sales with an increase in rent expense driven by square footage growth of more than 17% this year.

The Group’s second quarter operating income was $8.5 million, or 4.3% of sales, down from $12.7 million, or 6.6% of sales, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Journeys Group

Journeys Group’s sales for the quarter increased 6.5% to $237 million from $222 million last year.

Same store sales for the Group were up 5%, compared with a 1% decrease last year; comparable direct sales increased 31% this year and 21% last year. Combined comparable sales increased 5% this year compared with a 1% decrease last year. Through August 23, 2014, same store sales for August increased 5%; comparable direct sales increased 21%; and combined comparable sales increased 5%.

Adjusted gross margin for the Journeys Group increased 10 basis points in the quarter due primarily to a change in sales mix.

The Journeys Group’s adjusted SG&A expense increased 10 basis points as a percent of sales for the second quarter, reflecting increased advertising expenses.

The Journeys Group’s operating income for the quarter was $6.8 million, or 2.9% of sales, compared to $6.4 million, or 2.9% of sales, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Schuh Group

Schuh Group’s sales in the second quarter were $100 million, compared to $82 million last year, an increase of 21.5%. Same store sales decreased 1% in the quarter compared to 8% last year; direct sales increased 14% compared to a 1% decrease last year; and total comparable sales increased by 1% compared to a 7% decrease last year. Through August 23, 2014, same store sales for August increased 3%; comparable direct sales increased 23%; and total comparable sales increased 5%.

Schuh Group’s gross margin was down 10 basis points in the quarter. Schuh Group’s adjusted SG&A expense increased 130 basis points due to a higher contingent bonus accrual in the second quarter this year compared to the same period last year.

Schuh Group’s adjusted operating income was $2.0 million, or 2.0% of sales compared with $2.8 million, or 3.4% of sales last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Exhibit 99.2

Johnston & Murphy Group

Johnston & Murphy Group’s second quarter sales increased 3.3%, to $55 million, compared to $53 million in the second quarter last year.

Same store sales increased 2%; direct sales increased 2%; and combined comparable sales increased 2% on top of a 7% increase last year. Direct sales represented about 10% of Johnston & Murphy Group’s sales this quarter. Through August 23, 2014, same store sales for August increased 1%; e-commerce and catalog sales decreased 20%; and combined comparable sales decreased 2%.

Johnston & Murphy’s gross margin for the Group decreased 30 basis points in the quarter primarily due to increased shipping and warehouse expense. SG&A expense as a percent of sales increased by 380 basis points, due primarily to increased store-related costs and higher advertising expenses. The Group’s operating loss was ($0.4) million or (0.8%) of sales, compared to operating income of $1.8 million, or 3.3% of sales last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Licensed Brands

Licensed Brands’ sales increased 1.8% to $24 million in the second quarter this year, compared to $24 million in the second quarter last year. Gross margin was up 140 basis points, due primarily to changes in product mix.

SG&A expense as a percent of sales was down 10 basis points.

Operating income for the quarter was $1.9 million or 7.7% of sales, compared with $1.5 million, or 6.2% of sales last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Corporate

Corporate expenses were $6.5 million or 1.0% of sales, compared with $0.7 million or 0.1% of sales last year. Adjusted for the applicable Excluded Items, corporate expenses were $5.0 million this year compared to $3.0 million last year, primarily due to increased bonus expense. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Exhibit 99.2

Balance Sheet

Cash

Cash at the end of the second quarter was $59 million compared with $46 million last year. We ended the quarter with $76 million in debt, compared with $73 million last year. This year’s debt included $55 million in U.K. debt and the remaining $21 million in U.S. revolver borrowings. Last year’s second quarter included $54 million in revolver borrowings and $19 million in U.K. debt.

Inventory

Inventories increased 7% in the second quarter on a year-over-year basis. Retail inventory per square foot decreased 2%.

Equity

Equity was $945 million at quarter-end, compared with $833 million last year.

Capital Expenditures and Store Count
For the second quarter, capital expenditures were $32.9 million and depreciation and amortization was $18.4 million. During the quarter, we acquired 19 stores, opened 32 new stores and closed 12 stores. Excluding Locker Room by Lids in Macy’s stores, we ended the quarter with 2,579 stores compared with 2,488 stores at the end of the second quarter last year, or an increase of 4%. During the quarter, we opened 62 Macy’s locations. Square footage increased 8% on a year-over-year basis, including the Macy’s locations. The store count as of August 2, 2014 included:

Lids stores (including 112 stores in Canada)	932
Lids Locker Room Stores	172
Lids Clubhouse Stores	34
Journeys Stores (including 32 Stores in Canada)	829
Journeys Kidz Stores	179
Shï by Journeys Stores	49
Underground by Journeys Stores	115
Schuh Stores including 4 Kids Stores	99
Johnston & Murphy Stores and Factory Stores (including 7 stores in Canada)	170

Total Stores	2,579

Locker Room by Lids in Macy’s stores	95
Total Stores and Macy’s Locations	2,674

Exhibit 99.2

For Fiscal 2015, we are forecasting capital expenditures of approximately $147 million and depreciation and amortization of about $75 million. Our current store openings and closing plans by chain are as follows:

	Actual	Projected		Projected	Projected	Projected
	Jan 2014	New	Acquisitions	Conversions	Closings	Jan 2015

Journeys Group	1,168	50			(14)	1,204
Journeys stores (U.S.)	796	20			(5)	811
Journeys stores (Canada)	31	5			0	36
Journeys Kidz stores	174	25			(3)	196
Shï by Journeys	50	0			(1)	49
Underground by Journeys	117	0			(5)	112

Johnston & Murphy Group	168	8			(6)	170

Schuh Group	96	14			(1)	109
Schuh Stores	92	12			(1)	103
Schuh Kids	4	2			0	6

Lids Sports Group	1,133	249	19		(21)	1,380
Lids hat stores (U.S.)	820	34		1	(15)	840
Lids hat stores (Canada)	110	15			(1)	124
Lids Locker Room, Locker Room by Lids in Macy’s stores & Lids Clubhouse	203	200*	19	(1)	(5)	416

Total Permanent Stores	2,565	321*	19	0	(42)	2,863
Schuh “pop-up” stores	3	0	0	0	(3)	0
Total Stores	2,568	321	19	0	(45)	2,863

*Includes 175 Locker Room by Lids in Macy’s stores

Exhibit 99.2

Comparable Sales Assumptions in Fiscal 2015 Guidance
Our guidance for Fiscal 2015 assumes comparable sales (including both same store sales and comparable direct sales) for the remainder of the year for each retail segment by quarter as follows:

	Actual	Actual	Guidance
	Q1	Q2	Q3	Q4	FY15
Journeys Group	1%	5%	3 - 4%	3 - 4%	3 - 4%
Lids Sports Group	1%	(2%)	1 - 2%	1 - 2%	0 - 1%
Schuh Group	(1%)	1%	3 - 4%	4 - 5%	2 - 3%
Johnston & Murphy Group	(1%)	2%	0 - 1%	2 - 3%	0 - 1%

Total Genesco	1%	2%	2 - 3%	3 - 4%	1 - 2%

Exhibit 99.2

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the amount of required accruals related to the earn-out bonus potentially payable to
Schuh management based on the achievement of certain performance objectives;
the timing and amount of non-cash asset impairments related to retail store fixed assets or to intangible assets of acquired businesses; the effectiveness of our omnichannel initiatives, weakness in the consumer economy; competition in the Company's markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.